Exhibit 99
T. ROWE PRICE TO ACQUIRE STAKE IN UTI ASSET MANAGEMENT COMPANY
Cooperative relationship with Indian investment management firm offers growth opportunities in the rapidly developing Indian market
BALTIMORE (November 9, 2009) – T. Rowe Price Group (NASDAQ-GS: TROW) today announced that it has entered into definitive agreements to acquire a 26% stake in UTI Asset Management Company Limited and UTI Trustee Company Pvt. Ltd. for INR 6.5 billion (approximately $138 million based on current exchange rates). The transaction is subject to receipt of requisite regulatory approvals and is expected to close in the fourth quarter of 2009.
UTI Asset Management Company (UTI) is the fourth largest asset manager in India and the country’s oldest mutual fund institution. With approximately US $17.2 billion in average assets under management in October (10.1% market share of the mutual fund industry in India), UTI serves more than 9.75 million individual and institutional investor accounts in India and offers a broad array of domestic fixed-income and equity mutual fund strategies. T. Rowe Price is acquiring its stake from the existing stockholders.
Commenting on the proposed transaction, James A.C. Kennedy, chief executive officer and president of T. Rowe Price, said: "We are excited about this opportunity to form a cooperative relationship with UTI, a leading investment manager with a strong reputation in India. Their general investment approach and client-focused model also lends itself to a solid cultural fit between our two companies. We look forward to a mutually beneficial relationship to share expertise in global investment management and distribution.
“This provides T. Rowe Price with an opportunity to participate directly in the tremendous growth potential of India’s asset management industry. India’s economic growth rate is second only to China’s among large economies and its working-age population is expanding rapidly. The country’s high savings rate and demographics favor strong growth in mutual fund investing over time.
“The UTI investment also reflects our firm’s commitment to sustaining the global expansion of our investment management, distribution, and related services capabilities. T. Rowe Price has seen a sharp expansion in its global investment capabilities and investor base over the past decade, and the firm is well positioned to take advantage of attractive growth opportunities overseas.”
On the proposed transaction, Mr. U.K. Sinha, chairman and managing director, UTI Asset Management Company Ltd., said: “We look forward to a long and fruitful partnership with T. Rowe Price. This relationship between two of the leading players in the investment management industry will help leverage UTI AMC’s in-depth knowledge of Indian markets with the global best practices, systems and processes of T. Rowe Price.
“We anticipate significant synergies over time with T. Rowe Price in fund management, research, product development and technology and look forward to offering sophisticated products and services to our investors.”
Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (www.troweprice.com) is a global investment management organization with $366.2 billion in assets as of September 30, 2009. The organization provides a broad array of mutual funds, sub-advisory services, and separate account management for financial intermediaries, individual and institutional investors, and retirement plans. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.
About UTI Asset Management Co. Ltd.
UTI Mutual Fund is a SEBI registered mutual fund whose sponsors are four of the leading financial institutions in India, namely The State Bank of India, Punjab National Bank, Bank of Baroda and Life Insurance Corporation of India.
UTI Asset Management has assets under management (average) of INR 807.4 billion (US $17.2 billion) which includes more than 9.75 million investor accounts under its 75 domestic schemes (as of October, 2009).

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